FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Executive Officer 219-513-5150
Jerry A. Weberling, Executive Vice President and CFO    219-513-5103

CFS Bancorp, Inc. Reports Net Income for the Third Quarter of 2012

MUNSTER, IN - October 29, 2012 - CFS Bancorp, Inc. (NASDAQ: CITZ), the parent of Citizens Financial Bank, today reported net income of $1.3 million, or $.12 per diluted share, for the third quarter of 2012, an increase from net income of $394,000, or $.04 per diluted share, for the third quarter of 2011. The Company’s net income for the nine months ended September 30, 2012 was $3.1 million, or $.29 per diluted share, an increase from net income of $2.1 million, or $.20 per diluted share, for the nine months ended September 30, 2011.

Financial results for the quarter include:

w	Non-performing assets decreased $17.1 million, or 24.0%, to $54.0 million at September 30, 2012 from $71.1 million at June 30, 2012;

w	Net charge-offs for the third quarter of 2012 totaled $863,000, stable with $856,000 for the second quarter of 2012 and a decrease from $2.5 million for the third quarter of 2011;

w
Loans receivable decreased $9.7 million to $703.9 million from June 30, 2012 primarily due to decreases in commercial real estate owner occupied and non-owner occupied loans, including $5.8 million of transfers to other real estate owned, which were partially offset by an increase in commercial and industrial loans;

w	Core deposits increased to 63.3% of total deposits compared to 62.5% and 60.5% of total deposits at June 30, 2012 and September 30, 2011, respectively;

w	Net interest margin increased to 3.47% during the third quarter of 2012 from 3.42% in the second quarter of 2012 and 3.39% in the third quarter of 2011;

w	The Company’s common shareholders’ equity to total assets ratio increased to 9.66% at September 30, 2012 compared to 9.24% at June 30, 2012 and 8.99% at December 31, 2011; and

w
The Bank’s Tier 1 core capital ratio increased to 8.85% at September 30, 2012 compared to 8.56% at June 30, 2012 and 8.26% at December 31, 2011, and the total risk-based capital ratio increased to 13.82% from 13.35% at June 30, 2012 and 12.65% at December 31, 2011.

Chief Executive Officer’s Comments

“I am pleased to report a significant 24% reduction in our level of non-performing assets as well as another quarter of profitability. Our diligent problem asset resolution efforts are producing the results we have anticipated,” said Daryl D. Pomranke, Chief Executive Officer. “Our decision to continue resolving individual credits by working with our clients, utilizing A/B-Note structures as appropriate, and pursuing individual sales of other real estate owned, while taking longer to complete, has, we believe, produced

CFS Bancorp, Inc. - Page 2

better outcomes than pursuing a bulk sale strategy. We expect to make additional progress in reducing non-performing assets through the remainder of 2012 and into 2013.”

“The execution of our strategies to reduce non-performing assets, diversify revenue sources, and reduce non-interest expense is yielding more positive outcomes. As a result, our third quarter and year-to-date pre-tax, pre-provision earnings, as adjusted, reflect solid increases over comparable prior periods. We continue to look to our strategies for opportunities for additional improvements,” added Pomranke.

Update on Strategic Growth and Diversification Plan

We continue to focus on reducing the level of non-performing loans. Our ratio of non-performing loans to total loans decreased to 5.19% at September 30, 2012 from 7.27% at June 30, 2012, primarily due to transfers back to accrual status of $9.8 million of commercial real estate loans that were restructured and performing for at least six months, a $1.7 million paydown of a non-performing commercial participation loan, and $5.6 million of commercial real estate loans transferred to other real estate owned. The ratio of non-performing assets to total assets decreased to 4.83% at September 30, 2012 compared to 6.28% at June 30, 2012. See the Asset Quality table in this press release for more detailed information.

We also remain focused on reducing non-interest expense. Despite an increase during the third quarter of 2012 to $9.0 million from $8.5 million for the second quarter of 2012, non-interest expense decreased from $9.2 million for the third quarter of 2011. Excluding credit related costs totaling $1.2 million, non-interest expense decreased to $7.7 million for the third quarter of 2012 from $8.1 million for the second quarter of 2012 and $8.5 million from the third quarter of 2011. These decreases were related to a significant decrease in compensation and employee benefit expense due to the previously announced VERO, the March 31, 2012 branch closings in Orland Park and Bolingbrook, Illinois, the outsourcing of certain support activities, and lower professional fees. The number of FTE employees has decreased to 259 at September 30, 2012 from 311 at September 30, 2011. See the “Non-Interest Income and Non-Interest Expense” section in this press release for more detailed information.

We continue to target specific segments in our loan portfolio for growth, including commercial and industrial, owner occupied commercial real estate, and multifamily, which in the aggregate comprised 56.5% of the commercial loan portfolio at September 30, 2012, compared to 55.6% at June 30, 2012 and 52.2% at September 30, 2011. Our focus on deepening client relationships continues to emphasize core deposits. Total core deposits, which declined $2.3 million in the third quarter of 2012, increased as a percentage of total deposits to 63.3% at September 30, 2012 from 62.5% at June 30, 2012 and 60.5% at September 30, 2011 primarily due to continued shrinkage in certificates of deposit in this low interest rate environment.

Pre-tax, Pre-Provision Earnings, As Adjusted1

Pre-tax, pre-provision earnings, as adjusted, increased $847,000, or 31.5%, to $3.5 million for the third quarter of 2012 compared to $2.7 million for the third quarter of 2011. These increases were primarily due to a $261,000 increase in gains on sales of loans held for sale along with a $636,000 decrease in compensation and employee benefits expense.

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings, as adjusted, is provided on the last page of the attached tables.

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The pre-tax, pre-provision earnings, as adjusted, for the nine months ended September 30, 2012 increased $2.7 million, or 40.1%, to $9.4 million compared to $6.7 million for the 2011 period primarily due to increases in gains on sales of loans held for sale, income from bank-owned life insurance as a result of the death of an insured in the first quarter of 2012, and decreases in compensation and employee benefits, professional fees, and FDIC insurance premiums and regulatory assessments. These favorable variances were partially offset by an increase in marketing expenses and a slight decrease in net interest income.

Net Interest Income and Net Interest Margin

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
	(Dollars in thousands)
Net interest margin	3.47%	3.42%	3.39%
Interest rate spread	3.41	3.35	3.30
Net interest income	$8,849	$8,944	$8,859
Average assets:
Yield on interest-earning assets	4.02%	4.03%	4.12%
Yield on loans receivable	4.60	4.70	4.82
Yield on investment securities	3.21	3.42	2.93
Average interest-earning assets	$1,014,769	$1,052,039	$1,036,064
Average liabilities:
Cost of interest-bearing liabilities	.61%	.68%	.82%
Cost of interest-bearing deposits	.51	.58	.73
Cost of borrowed funds	2.29	2.30	2.28
Average interest-bearing liabilities	$909,841	$941,398	$922,049

The net interest margin increased five basis points to 3.47% for the third quarter of 2012 compared to 3.42% for the second quarter of 2012 and eight basis points from 3.39% for the third quarter of 2011.
Net interest income was stable at $8.8 million for the third quarter of 2012 compared to $8.9 million for the second quarter of 2012 and the third quarter of 2011. The net interest margin benefited from loans comprising a larger proportion of interest-earning assets and decreases in non-performing assets and the cost of interest-bearing liabilities during the quarter. Higher levels of liquidity, modest loan demand, reduced but still elevated level of non-performing assets, the continued low interest rate environment, and narrowing of spreads on new investment security purchases will create pressure on the net interest margin for the foreseeable future. The third quarter 2012 decrease in yields on investment securities compared to the second quarter of 2012 was primarily related to prepayments and maturities of higher-yielding investment securities in the current lower interest rate environment with the proceeds reinvested at lower rates. The level of non-performing loans continues to negatively affect the yield on loans receivable. The net interest margin was positively affected by a seven basis point decrease in the cost of interest-bearing liabilities from the second quarter of 2012 and a 21 basis point decrease compared to the third quarter of 2011.

Interest income totaled $10.2 million for the third quarter of 2012, a decrease of 2.7% from $10.5 million for the second quarter of 2012 and 4.7% from $10.8 million for the third quarter of 2011. The decreases are primarily related to the reinvestment of proceeds from sales and maturities of investment securities in lower yielding investments and maintaining higher levels of short-term liquid investments due to the lack of suitable higher yielding investment alternatives in the current low interest rate environment combined with modest loan demand.

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Interest expense decreased 11.9% to $1.4 million for the third quarter of 2012 compared to $1.6 million for the second quarter of 2012 and 26.2% from $1.9 million for the third quarter of 2011. Our continuing success in increasing the proportion of low-cost core deposits to total deposits and continued disciplined pricing on new and renewing certificates of deposit contributed to the decrease in interest expense during the third quarter of 2012.

Non-Interest Income and Non-Interest Expense

Non-interest income increased $389,000, or 14.7%, to $3.0 million for the third quarter of 2012 compared to the second quarter of 2012 primarily due to a $339,000 increase in gains on sales of other real estate owned, a $127,000 increase in gains on the sale of loans held for sale, and an $84,000 increase in deposit related fees. These increases were partially offset by a $111,000 decrease in gains on sales of investment securities.

Non-interest income decreased $278,000, or 8.4%, from $3.3 million for the third quarter of 2011 primarily due to a $564,000 decrease in gains on the sale of investment securities and a $65,000 decrease in income from bank-owned life insurance due to lower portfolio yields. These decreases were partially offset by increases of $261,000 in gains on the sale of loans held for sale related to our expanded residential loan origination and mortgage banking activities and $159,000 in gains on the sale of other real estate owned. Excluding net gains and losses on sales of investment securities and other real estate owned, non-interest income increased $127,000 compared to the third quarter of 2011 primarily due to the increases in gains on the sale of loans held for sale partially offset by a decrease in income from bank-owned life insurance.

Non-interest expense for the third quarter of 2012 increased $427,000, or 5.0%, to $9.0 million compared to $8.5 million for the second quarter of 2012 primarily due to an increase of $758,000 of other real estate owned expense as a result of $1.0 million of net realizable value write-downs on seven properties. Excluding these credit related costs and loan collection expense, non-interest expense for the third quarter of 2012 decreased $382,000, or 4.7%, from the second quarter of 2012. This decrease is a result of a $285,000, or 6.4%, decrease in compensation and employee benefits due to slightly fewer FTEs during the quarter combined with a decrease in medical insurance expense.

Non-interest expense during the third quarter of 2012 decreased $217,000, or 2.4%, to $9.0 million from $9.2 million for the third quarter of 2011 due to lower compensation and employee benefits expense of $636,000 and professional fees of $132,000. These decreases were partially offset by a $460,000 increase in other real estate owned expense as a result of net realizable value write-downs, a $70,000 increase in marketing expenses, and a $53,000 increase in loan collection expense. Excluding credit related costs, non-interest expense for the third quarter of 2012 decreased $730,000, or 8.6%, from the third quarter of 2011.

Income Tax Expense

During the third quarter of 2012, we recorded income tax expense of $493,000, equal to an effective tax rate of 28.1%, compared to $541,000, or an effective tax rate of 28.5%, for the second quarter of 2012. During the third quarter of 2011, we recorded an income tax benefit of $84,000 due to the tax sheltering effect of the income from bank-owned life insurance and other tax credits.

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Asset Quality

	September 30, 2012	June 30, 2012	September 30, 2011
	(Dollars in thousands)
Non-performing loans (NPLs)	$36,567	$51,850	$59,335
Other real estate owned	17,447	19,223	17,195
Non-performing assets (NPAs)	$54,014	$71,073	$76,530

Allowance for loan losses (ALL)	$12,359	$12,062	$17,186
Provision for loan losses for the quarter ended	1,160	1,150	2,673
Loan charge-offs (recoveries):
Loan charge-offs	$1,261	$892	$2,556
Recoveries	(398)	(36)	(30)
Net charge-offs for the quarter ended	$863	$856	$2,526

NPLs / total loans	5.19%	7.27%	8.18%
NPAs / total assets	4.83	6.28	6.55
ALL / total loans	1.76	1.69	2.37
ALL / NPLs	33.80	23.26	28.96

Total non-performing loans decreased $15.3 million, or 29.5%, to $36.6 million at September 30, 2012 from $51.9 million at June 30, 2012. The decrease is primarily due to the transfer back to accrual status of two commercial real estate non-owner occupied and one commercial real estate owner occupied A-Note troubled debt restructurings totaling $9.8 million, a $1.7 million paydown of a non-accrual commercial participation loan, two commercial real estate loans transfered to other real estate owned totaling $5.6 million, and gross loan charge-offs totaling $1.0 million. Partially offsetting these decreases, commercial loans transferred to non-accrual status during the quarter totaled $3.1 million and retail loans transferred totaled $1.2 million. Of the total non-accrual loans at September 30, 2012, $3.9 million, or 10.5%, are current and performing in accordance with their loan agreements. The ratio of non-performing loans to total loans decreased to 5.19% at September 30, 2012 from 7.27% and 8.18%, respectively, at June 30, 2012 and September 30, 2011.

The provision for loan losses was stable at $1.16 million for the third quarter of 2012 compared to $1.15 million for the second quarter of 2012 and decreased significantly from $2.67 million for the third quarter of 2011.

The ratio of the allowance for loan losses to total loans increased to 1.76% at September 30, 2012 compared to 1.69% at June 30, 2012 primarily due to a slight increase in the allowance for loan losses and a decrease in total loans. When it is determined that a non-performing collateral-dependent loan has a collateral shortfall, management immediately charges-off the collateral shortfall. As a result, we are not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral). As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans has continued to be negatively affected by cumulative partial charge-offs of $12.3 million recorded through September 30, 2012 on $24.8 million (net of charge-offs) of non-performing collateral dependent loans. At September 30, 2012, the ratio of the allowance for loan losses to non-performing loans, excluding the $24.8 million of non-performing collateral dependent loans with partial charge-offs, improved to 105.3% from 62.8% at June 30, 2012.

CFS Bancorp, Inc. - Page 6

During the third quarter of 2012, we transferred three loan relationships to other real estate owned totaling $5.8 million and sold 15 other real estate owned properties aggregating $6.5 million resulting in net gain on sale of $425,000. We continue to explore ways to reduce our overall exposure in our non-performing assets through various alternatives, including using A/B-Note structures and the potential sale of certain of these assets. We currently have contracts for the sale of certain other real estate owned properties which will reduce non-performing assets by $1.2 million with no anticipated loss on sale, presuming the transactions close as scheduled and pursuant to the contract terms.

Statement of Condition Highlights

The table below provides a summary of the more significant items in our statement of condition as of the dates indicated.

	9/30/2012	6/30/2012	9/30/2011
	(Dollars in thousands)
Assets:
Total assets	$1,118,681	$1,132,094	$1,168,481
Interest-bearing deposits	76,972	51,687	84,344
Investment securities	215,988	240,590	232,804
Loans receivable, net of unearned fees	703,907	713,596	725,467

Liabilities and Equity:
Total liabilities	$1,010,622	$1,027,497	$1,053,726
Deposits	951,061	967,154	986,441
Borrowed funds	50,018	51,306	56,115
Shareholders’ equity	108,059	104,597	114,755

Loans Receivable

	9/30/2012		6/30/2012		9/30/2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$93,794	13.3%	$89,479	12.6%	$83,569	11.5%
Commercial real estate - owner occupied	96,991	13.8	102,149	14.3	100,244	13.8
Commercial real estate - non-owner occupied	178,621	25.4	184,284	25.8	193,267	26.7
Commercial real estate - multifamily	76,549	10.9	76,647	10.7	70,129	9.7
Commercial construction and land development	21,935	3.1	23,353	3.3	22,635	3.1
Commercial participations	5,671.8		6,453.9		16,739	2.3
Total commercial loans	473,561	67.3	482,365	67.6	486,583	67.1
Retail loans:
One-to-four family residential	178,280	25.2	177,830	24.9	181,025	25.0
Home equity lines of credit	47,605	6.8	49,476	6.9	53,953	7.4
Retail construction and land development	1,778.3		1,518.2		1,299.2
Other	3,238.5		2,724.5		3,007.4
Total retail loans	230,901	32.8	231,548	32.5	239,284	33.0
Total loans receivable	704,462	100.1	713,913	100.1	725,867	100.1
Net deferred loan fees	(555)	(.1)	(317)	(.1)	(400)	(.1)
Total loans receivable, net of unearned fees	$703,907	100.0%	$713,596	100.0%	$725,467	100.0%

CFS Bancorp, Inc. - Page 7

Total loans receivable decreased $9.7 million at September 30, 2012 from June 30, 2012 primarily due to repayments totaling $21.1 million, sales of one-to-four family loans totaling $17.5 million, transfers to other real estate owned totaling $5.8 million, and gross charge-offs of $1.3 million. Partially offsetting these decreases, loan fundings during the three months ended September 30, 2012 totaled $37.3 million, a 19.2% increase from $31.3 million for the three months ended June 30, 2012.

At September 30, 2012, our total commercial loans outstanding that were originated prior to January 1, 2008 (Pre-1/1/08) decreased to $172.3 million, or 36.4% of total commercial loans outstanding compared to $187.9 million, or 38.9%, at June 30, 2012 and $202.6 million, or 42.8%, at December 31, 2011. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2011 for a more detailed discussion of our Pre-1/1/08 commercial portfolio.

During the third quarter of 2012, we sold $17.5 million of conforming one-to-four family fixed-rate mortgage loans into the secondary market and recorded a gain on sale of $327,000 compared to loan sales and gains on sale of $3.2 million and $66,000, respectively, in the third quarter of 2011.

Deposits

	9/30/2012		6/30/2012		9/30/2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$98,723	10.4%	$97,435	10.1%	$106,476	10.8%
Interest-bearing	177,458	18.6	179,842	18.5	172,007	17.4
Money market accounts	179,400	18.9	182,522	18.9	185,906	18.9
Savings accounts	146,617	15.4	144,705	15.0	132,378	13.4
Core deposits	602,198	63.3	604,504	62.5	596,767	60.5
Certificates of deposit accounts	348,863	36.7	362,650	37.5	389,674	39.5
Total deposits	$951,061	100.0%	$967,154	100.0%	$986,441	100.0%

During the first quarter of 2012, we implemented our High Performance Checking (HPC) deposit acquisition marketing program that targets both retail and business clients. The program is designed to attract a younger demographic and enhance growth in core deposits and related fee income as well as to provide additional cross-selling opportunities. In addition, core deposits during 2012 benefited from clients moving maturing certificates of deposit into money market and savings accounts due to the current low interest rate environment.

Borrowed Funds

	9/30/2012	6/30/2012	9/30/2011
	(Dollars in thousands)
Short-term variable-rate repurchase agreements	$10,430	$11,540	$16,175
FHLB advances	39,588	39,766	39,940
Total borrowed funds	$50,018	$51,306	$56,115

Borrowed funds decreased slightly during the third quarter of 2012 primarily due to decreased borrowings from repurchase agreements, which will fluctuate depending on our client’s liquidity levels.

CFS Bancorp, Inc. - Page 8

Shareholders’ Equity

Shareholders’ equity at September 30, 2012 increased to $108.1 million, or 9.66% of assets, from $104.6 million, or 9.24% of assets, at June 30, 2012. The increase was primarily due to net income of $1.3 million for the quarter and a decrease in accumulated other comprehensive loss, net of tax, of $2.4 million during the quarter. Shareholders' equity also increased from $103.2 million, or 8.99% of assets, at December 31, 2011 due to net income of $3.1 million and a decrease in accumulated other comprehensive loss, net of tax, of $1.7 million for the nine months ended September 30, 2012.

At September 30, 2012, the Bank’s Tier 1 core capital ratio increased to 8.85% from 8.56% at June 30, 2012 and the total risk-based capital ratio increased to 13.82% from 13.35% at June 30, 2012. Both the Tier 1 core capital ratio and the total risk-based capital ratio exceeded “minimum” and “well capitalized” regulatory capital requirements at September 30, 2012 and June 30, 2012.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities to be successful. We have 20 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana. Our website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to us that is based on our beliefs as well as assumptions made by and information currently available to us. These forward-looking statements include but are not limited to statements regarding our ability to successfully execute our strategy and Strategic Growth and Diversification Plan, the level and sufficiency of the Bank’s current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, efforts at deepening client relationships, increasing levels of core deposits, lowering non-performing asset levels, managing and reducing credit-related costs, increasing revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, the ability to sell other real estate owned properties and mortgage loans held for sale, levels of provision for and the allowance for loan losses, amounts of charge-offs, levels of loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, the interest rate environment, and other risk factors identified in the filings we make with the Securities and Exchange Commission. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or that are not historical or current facts, as they relate to us, our business, prospects, or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances. Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements. We do not intend to update these forward-looking statements unless required to under the federal securities laws.

CFS Bancorp, Inc. - Page 9

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest income:
Loans receivable	$8,237	$8,243	$8,881	$24,866	$26,708
Investment securities	1,923	2,186	1,794	6,239	5,879
Other interest-earning assets	88	103	80	284	401
Total interest income	10,248	10,532	10,755	31,389	32,988

Interest expense:
Deposits	1,102	1,294	1,602	3,786	5,272
Borrowed funds	297	294	294	887	813
Total interest expense	1,399	1,588	1,896	4,673	6,085
Net interest income	8,849	8,944	8,859	26,716	26,903
Provision for loan losses	1,160	1,150	2,673	3,360	4,572
Net interest income after provision for loan losses	7,689	7,794	6,186	23,356	22,331

Non-interest income:
Deposit related fees	1,662	1,578	1,675	4,709	4,708
Commission income	55	75	100	187	223
Net gain on sale of:
Investment securities	194	305	758	917	1,450
Loans held for sale	327	200	66	686	124
Other real estate owned	425	86	266	464	2,499
Income from bank-owned life insurance	151	162	216	853	632
Other income	218	237	229	683	663
Total non-interest income	3,032	2,643	3,310	8,499	10,299

Non-interest expense:
Compensation and employee benefits	4,182	4,467	4,818	13,362	15,104
Net occupancy expense	697	679	706	2,084	2,141
FDIC insurance premiums and regulatory assessments	475	490	481	1,453	1,638
Data processing	462	445	424	1,345	1,307
Furniture and equipment expense	417	468	436	1,342	1,353
Marketing	283	322	213	1,009	670
Professional fees	177	198	309	628	1,031
Other real estate owned related expense, net	1,074	316	614	2,008	3,217
Loan collection expense	170	119	117	407	470
Severance and retirement compensation expense	—	—	—	876	—
Other general and administrative expenses	1,032	1,038	1,068	3,204	3,293
Total non-interest expense	8,969	8,542	9,186	27,718	30,224

Income before income tax expense (benefit)	1,752	1,895	310	4,137	2,406
Income tax expense (benefit)	493	541	(84)	1,034	307

Net income	$1,259	$1,354	$394	$3,103	$2,099

Basic earnings per share	$.12	$.13	$.04	$.29	$.20
Diluted earnings per share	.12	.13	.04	.29	.20

Weighted-average common and common share equivalents outstanding:
Basic	10,747,974	10,750,313	10,693,724	10,732,118	10,678,788
Diluted	10,806,861	10,806,555	10,753,386	10,786,679	10,739,969

CFS Bancorp, Inc. - Page 10

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011

ASSETS
Cash and amounts due from depository institutions	$31,611	$33,846	$32,982	$33,421
Interest-bearing deposits	76,972	51,687	59,090	84,344
Cash and cash equivalents	108,583	85,533	92,072	117,765

Investment securities available-for-sale, at fair value	202,498	226,625	234,381	218,417
Investment securities held-to-maturity, at cost	13,490	13,965	16,371	14,387
Investment in Federal Home Loan Bank stock, at cost	6,188	6,188	6,188	8,638

Loans receivable, net of unearned fees	703,907	713,596	711,226	725,467
Allowance for loan losses	(12,359)	(12,062)	(12,424)	(17,186)
Net loans	691,548	701,534	698,802	708,281

Loans held for sale	2,199	610	1,124	839
Investment in bank-owned life insurance	36,586	36,435	36,275	36,095
Accrued interest receivable	2,697	2,801	3,011	2,908
Other real estate owned	17,447	19,223	19,091	17,195
Office properties and equipment	16,121	16,225	17,539	18,053
Net deferred tax assets	13,801	16,281	16,273	17,708
Prepaid expenses and other assets	7,523	6,674	7,823	8,195
Total assets	$1,118,681	$1,132,094	$1,148,950	$1,168,481

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$951,061	$967,154	$977,424	$986,441
Borrowed funds	50,018	51,306	54,200	56,115
Advance payments by borrowers for taxes and insurance	4,075	4,243	4,275	5,868
Other liabilities	5,468	4,794	9,803	5,302
Total liabilities	1,010,622	1,027,497	1,045,702	1,053,726

Shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	—	—	—	—
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued; 10,876,151, 10,867,357, 10,874,668, and 10,877,015 shares outstanding	234	234	234	234
Additional paid-in capital	187,254	187,379	187,030	187,023
Retained earnings	75,461	74,420	72,683	85,365
Treasury stock, at cost; 12,547,155, 12,555,949, 12,548,638, and 12,546,291 shares	(154,695)	(154,824)	(154,773)	(154,766)
Accumulated other comprehensive loss, net of tax	(195)	(2,612)	(1,926)	(3,101)
Total shareholders’ equity	108,059	104,597	103,248	114,755
Total liabilities and shareholders’ equity	$1,118,681	$1,132,094	$1,148,950	$1,168,481

CFS Bancorp, Inc. - Page 11

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

		September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011

Book value per share		$9.94	$9.62	$9.49	$10.55
Shareholders’ equity to total assets		9.66%	9.24%	8.99%	9.82%
Tier 1 core capital ratio (Bank only)		8.85	8.56	8.26	8.87
Total risk-based capital ratio (Bank only)		13.82	13.35	12.65	13.57
Common shares outstanding		10,876,151	10,867,357	10,874,668	10,877,015
Employees (FTE)		259	261	303	311
Number of full service banking centers		20	20	22	22

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Average Balance Data:
Total assets	$1,123,777	$1,162,099	$1,150,149	$1,148,290	$1,140,791
Loans receivable, net of unearned fees	712,663	705,410	730,524	708,942	730,242
Investment securities	234,395	252,698	239,655	248,606	248,905
Interest-earning assets	1,014,769	1,052,039	1,036,064	1,037,445	1,025,231
Deposits	956,939	996,741	972,486	981,232	971,727
Interest-bearing deposits	859,051	890,814	871,637	879,427	872,912
Non-interest bearing deposits	97,888	105,927	100,849	101,805	98,815
Interest-bearing liabilities	909,841	941,398	922,049	930,935	915,870
Shareholders’ equity	106,145	103,827	116,408	104,755	115,199
Performance Ratios (annualized):
Return on average assets	.45%	.47%	.14%	.36%	.25%
Return on average equity	4.72	5.25	1.34	3.96	2.44
Average yield on interest-earning assets	4.02	4.03	4.12	4.04	4.30
Average cost of interest-bearing liabilities	.61	.68	.82	.67	.89
Interest rate spread	3.41	3.35	3.30	3.37	3.41
Net interest margin	3.47	3.42	3.39	3.44	3.51
Non-interest expense to average assets	3.18	2.96	3.17	3.22	3.54
Efficiency ratio (1)	76.74	75.71	80.50	80.82	84.54

Cash dividends declared per share	$.02	$—	$.01	$.03	$.03
Market price per share of common stock for the period ended:
Close	$5.46	$4.98	$4.34	$5.46	$4.34
High	5.75	5.96	5.70	6.29	5.90
Low	4.42	4.30	4.34	4.30	4.34

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities.

CFS Bancorp, Inc. - Page 12

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings, as adjusted
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Income before income taxes	$1,752	$1,895	$310
Provision for loan losses	1,160	1,150	2,673
Pre-tax, pre-provision earnings	2,912	3,045	2,983

Add back (subtract):
Net gain on sale of investment securities	(194)	(305)	(758)
Net gain on sale of other real estate owned	(425)	(86)	(266)
Other real estate owned related expense, net	1,074	316	614
Loan collection expense	170	119	117
Pre-tax, pre-provision earnings, as adjusted	$3,537	$3,089	$2,690

Pre-tax, pre-provision earnings, as adjusted, to average assets (annualized)	1.25%	1.07%	.93%

		Nine Months Ended
		September 30, 2012	September 30, 2011
Income before income taxes		$4,137	$2,406
Provision for loan losses		3,360	4,572
Pre-tax, pre-provision earnings		7,497	6,978

Add back (subtract):
Net gain on sale of investment securities		(917)	(1,450)
Net gain on sale of other real estate owned		(464)	(2,499)
Other real estate owned related expense, net		2,008	3,217
Loan collection expense		407	470
Severance and retirement compensation expense		876	—
Pre-tax, pre-provision earnings, as adjusted		$9,407	$6,716

Pre-tax, pre-provision earnings, as adjusted, to average assets (annualized)		1.09%	.79%

Our accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry. We use certain non-GAAP financial measures to evaluate our financial performance and have provided the non-GAAP financial measures of pre-tax, pre-provision earnings, as adjusted, and pre-tax, pre-provision earnings, as adjusted, to average assets. In these non-GAAP financial measures, the provision for loan losses, other real estate owned related income and expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other real estate owned and severance and retirement compensation expenses, are excluded. We believe that these measures are useful because they provide a more comparable basis for evaluating financial performance excluding certain credit-related costs and other non-recurring items period to period and allows management and others to assess our ability to generate pre-tax earnings to cover our provision for loan losses and other credit-related costs. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business performance, these operating measures should not be considered as an alternative to GAAP.